EXHIBIT 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), by and between Charter Communications, Inc., a Delaware corporation (the “Company”) and Christopher L. Winfrey (“Executive”), is dated as of September 20, 2022 (the “Execution Date”).

RECITALS:

WHEREAS, Executive and the Company (the “Parties”) are party to an amended and restated employment agreement dated as of October 19, 2021 (the “Prior Employment Agreement”);

WHEREAS, Executive and the Company desire to enter into this Agreement as an amendment and restatement of the Prior Employment Agreement in order for the Company and its affiliates to, following a transition period during which Executive continues to serve as Chief Operating Officer, engage the services of Executive as President and Chief Executive Officer effective as of December 1, 2022 (the “Transition Effective Date”), and Executive desires to continue to serve the Company on the terms herein provided; and

WHEREAS, Executive’s agreement to the terms and conditions of Sections 14, 15 and 16 are a material and essential condition of Executive’s employment with the Company under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.Certain Definitions.

(a)“Agreement Option Award” shall have the meaning set forth in Section 7.

(b)“Annual Base Salary” shall have the meaning set forth in Section 5.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Bonus” shall have the meaning set forth in Section 6.

(e)The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)Executive’s willful breach of a material obligation or representation under this Agreement, Executive’s willful breach of any fiduciary duty to the Company, or any act of fraud or willful and material misrepresentation or concealment upon, to or from the Company or the Board, in each case which causes, or should reasonably be expected (as of the time of such occurrence) to cause, substantial economic injury to or substantial injury to the business or reputation of the Company;

(ii)Executive’s willful failure to adhere in any material respect to (A) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally, or (B) any written Company policy, if such policy is material to the effective performance by Executive of Executive’s duties under this Agreement, in each case which causes, or should reasonably be expected to cause, substantial economic injury to or substantial injury to the business or reputation of the Company;

(iii)Executive’s misappropriation (or attempted misappropriation) of a material amount of the Company’s funds or property;

(iv)Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), with respect to a felony or a crime that materially adversely affects or could reasonably be expected to materially adversely affect the Company or its business reputation; or

(v)Executive’s admission of liability of, or finding of liability by a court of competent jurisdiction for, a knowing and deliberate violation of any “Securities Laws” that materially adversely affects or could reasonably be expected to materially adversely affect the Company or its business reputation; provided that any termination of Executive by the Company for Cause pursuant to this clause (v) based on the finding of liability by a court shall be treated instead for all purposes of this Agreement as a termination by the Company without Cause, with effect as of the date of such termination, if such finding is reversed on appeal in a decision from which an appeal may not be taken. As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

No termination of Executive’s employment shall be effective as a termination for Cause for purposes of this Agreement or any other “Company Arrangement” (as defined in Section 12(g)) unless Executive shall first have been given written notice by the Board of its intention to terminate his employment for Cause, such notice (the “Cause Notice”) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. If, within twenty (20) calendar days after such Cause Notice is given to Executive, the Board gives written notice to Executive confirming that, in the judgment of at least a majority of the members of the Board, Cause for terminating his employment on the basis set forth in the original Cause Notice exists, his employment hereunder shall thereupon be terminated for Cause, subject to de novo review, at Executive’s election, through arbitration in accordance with Section 30. For purposes of this Section 1(e), no action or inaction by Executive shall be treated as willful if done, or omitted to be done, in good faith and with a reasonable belief that such action or inaction was in the best interests of the Company. Executive shall not be terminated for Cause based solely upon poor performance or as a result of following the directions of the Board or the advice of counsel to the Company. If Executive commits or is charged with committing any offense of the character or type specified in subparagraph 1(e)(iv) or (v) herein, then the Company at its option may suspend Executive with or without pay. If Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any such offense, Executive shall immediately repay the after-tax amount of any compensation paid in cash hereunder from the date of the suspension; provided that, if Executive is suspended without pay and is not convicted of, or has not plead guilty or nolo contendere (or equivalent plea) to, any such offense (or if Executive is not charged following the conclusion of a criminal or SEC investigation), the Company shall pay Executive in a lump sum any compensation which has been withheld during such suspension within thirty (30) days following Executive’s exoneration from any such crime or securities violation (or within thirty (30) days following notice to the Company of the conclusion of a criminal or SEC investigation that resulted in no charges being brought against Executive). Notwithstanding anything to the contrary for the Agreement Option Awards (as defined in Section 7 hereof), all vesting shall be tolled during the period of suspension and all unvested options under the Agreement Option Awards shall terminate and not be exercisable by Executive if during or after such suspension Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any offense specified in subparagraph 1(e)(iv) or (v); provided that, if Executive’s vesting is tolled and Executive is not convicted of, or has not plead guilty or nolo contendere (or equivalent plea) to, any such offense (or if Executive is not charged following the conclusion of a criminal or SEC investigation), then such vesting shall recommence and any awards which would have otherwise vested during the suspension period shall immediately vest upon Executive’s exoneration from any such offense (or the conclusion of a criminal or SEC investigation that resulted in no charges being brought against Executive); provided, further, that options that are scheduled to expire while their vesting is tolled shall be net exercised consistent with the Company’s practices immediately prior to such expiration with the proceeds thereof held in escrow, which proceeds shall be returned to the Company immediately if Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, any such offense, or released to Executive within thirty (30) days following Executive’s exoneration from any such offense (or within thirty (30) days following notice to the Company of the conclusion of a criminal or SEC investigation that resulted in no charges being brought against Executive).

(f)“Change in Control” shall mean the occurrence of any of the following events:
(i)an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the acquisition of voting securities in a “Non-Control Transaction” (as hereinafter defined) shall not constitute a Change in Control;

(ii)the individuals who, as of the Transition Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(iii)the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger where: (1) the stockholders of the Company immediately before such Merger own, directly or indirectly, immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other than (X) the Company, its subsidiaries or any entity controlling, controlled by or under common control with the Company (each such entity, an “affiliate”) or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger, was maintained by the Company or any subsidiary or affiliate of the Company, or (Y) any Person who, immediately prior to such Merger, had Beneficial Ownership of thirty-five percent (35%) or more of the then-outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv)the approval by the holders of the Company’s then-outstanding voting securities of a complete liquidation or dissolution of the Company (other than where all or substantially all of assets of the Company are transferred to or remain with subsidiaries of the Company); or

(v)the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis, directly or indirectly, to any Person (other than a transfer to an affiliate of the Company) unless such sale or disposition constitutes a Non-Control Transaction (with the disposition of assets being regarded as a Merger for this purpose).

Notwithstanding the foregoing, a Change in Control shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

(h)“Committee” shall mean either the Compensation and Benefits Committee of the Board, a subcommittee of such Committee duly appointed by the Board or the Committee, or any successor to the functions thereof.

(i)“Company” shall have the meaning set forth in the preamble hereto.

(j)“Corporate Office” shall mean the Company’s offices in or near the metropolitan areas of Stamford, Connecticut or New York, New York.

(k)“Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, (ii) if Executive’s employment is terminated pursuant to Section 11(a)(ii)-(vi), the date of termination of employment as provided thereunder and (iii) if Executive’s employment is terminated due to expiration of the Term, the date of the expiration of the Term. After the Date of Termination, unless otherwise agreed by the Parties, Executive shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, have no duties that are inconsistent with his having had a “separation from service” as of the Date of Termination for purposes of Section 409A of the Code.

(l)For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (i) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for one hundred twenty (120) consecutive calendar days, or one hundred eighty (180) calendar days during any twelve (12)-month period, as determined in accordance with this Section 1(l), or (ii) Executive is considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by the Company in which Executive participates. The Disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either Party by notice to the other, or (in the case of and with respect to any applicable long-term disability insurance policy or plan) will be determined according to the terms of the applicable long-term disability insurance policy or plan. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a Disability. The determination of the medical doctor selected under this Section 1(l) will be binding on both Parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 1(l), and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section 1(l) for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 1(l).

(m)“Employment Effective Date” shall mean the date Executive’s employment with the Company or a predecessor commenced.

(n)“Executive” shall have the meaning set forth in the preamble hereto.

(o)“Good Reason” shall mean any of the events described herein that occur without Executive’s prior written consent: (i) any reduction in Executive’s Annual Base Salary or Target Bonus; (ii) any failure to pay or provide Executive’s compensation hereunder when due; (iii) any material breach by the Company of a term hereof; (iv) a material adverse change of Executive’s title, authorities, duties or responsibilities, including without limitation a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive and generally are part of the responsibilities and functions assigned to a President and Chief Executive Officer of a public corporation (or appointment of another individual to the same or equivalent titles or positions); (v) any other diminution in the authorities, duties or responsibilities as provided in Section 3 hereof (including failure for Executive to be appointed as a member of the Board on or before December 31, 2023 or to make Executive a non-voting observer of the Board commencing upon the Execution Date through the date immediately preceding the date of such appointment to the Board); (vi) the appointment of another individual other than Thomas Rutledge as Executive Chairman; (vii) relocation of Executive’s primary workplace to a location that is more than fifty (50) miles from the Corporate Office; (viii) the failure of a successor to the business of the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control during the Term; or (ix) any change in reporting structure such that Executive no longer reports solely and directly to the Board (or, if the Company becomes a subsidiary of another entity, the board of directors of the ultimate parent entity), in each case in clauses (i) through (ix) only if Executive objects to the Company in writing within ninety (90) calendar days after first becoming aware of such events and unless the Company retracts and/or rectifies the claimed Good Reason within thirty (30) calendar days following the Company’s receipt of timely written objection from Executive.

(p)“Notice of Termination” shall have the meaning set forth in Section 11(b).

(q)“Non-renewal Notice” shall have the meaning set forth in Section 2.

(r)“Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

(s)“Plan” shall mean the Company’s 2009 Stock Incentive Plan or the Company’s 2019 Stock Incentive Plan, as applicable, in each case as amended by the Company from time to time, and any successor thereto.

(t)“Pro-Rata Bonus” shall mean a pro-rata portion of the Bonus granted to Executive for the year in which the Date of Termination occurs equal to a fraction, the numerator of which is the number of calendar days during such year through (and including) the Date of Termination and the denominator of which is 365, with such pro-rata portion earned in an amount based on the degree to which the applicable performance financial and operational goals are ultimately achieved, as determined by the Committee on a basis applied uniformly to

Executive as to other senior executives of the Company (with any individual subjective goals being treated as achieved at not less than target).

(u)“Term” shall have the meaning set forth in Section 2.

(v)“Transition Effective Date” shall have the meaning set forth in the preamble hereto.

2.Transition Effective Date; Employment Term.

(a)Prior to the Transition Effective Date, except as otherwise expressly provided herein, the terms of Executive’s employment with the Company shall continue to be governed by the Prior Employment Agreement. Effective as of, and subject to Executive’s continued employment through, the Transition Effective Date, Executive shall transition from the role of Chief Operating Officer of the Company to the role of President and Chief Executive Officer of the Company and the terms of this Agreement shall supersede and replace the Prior Employment Agreement.

(b)The Company hereby continues to employ Executive, and Executive hereby accepts continued employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Transition Effective Date and terminating upon the earlier of (i) the third anniversary of the Transition Effective Date (the “Initial Term”) and (ii) the Date of Termination as defined in Section 1(k). The Company may, in its sole discretion, extend the term of this Agreement for additional one (1)-year periods, subject to the agreement of Executive. If the Company fails to provide Executive with at least one hundred eighty (180) days’ notice prior to the end of the Initial Term or any extension thereof of the Company’s intent to not renew this Agreement (the “Non-renewal Notice”), the Initial Term or any previous extension thereof shall be extended one day for each day past the one hundred eightieth (180th) day prior to the end of the Initial Term or any extension thereof on which a Non-renewal Notice is not provided; provided that, if the Company fails to provide any Non-renewal Notice and does not extend the term of this Agreement as of the last day of the Initial Term or any extension thereof, the Non-renewal Notice shall be deemed to have been given to Executive on the last day of the Initial Term or the applicable extension thereof.

3.Position and Duties.

(a)During the Term, Executive shall serve as President and Chief Executive Officer of the Company; shall have the authorities, duties and responsibilities customarily exercised by an individual serving in such position at an entity of the size and nature of the Company; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities (including service with affiliates of the Company) reasonably consistent with the foregoing, as may from time to time reasonably be assigned to him by the Board; and shall, in his capacity as President and Chief Executive Officer of the Company, report solely and directly to the Board. In addition, Executive shall be appointed as a member of the Board on or before December 31, 2023, and shall be a non-voting observer of the Board during the portion of the Term between the Execution Date and the date immediately preceding the date of such appointment.

(b)During the Term, Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company. However, nothing in this Agreement shall preclude Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of educational or speaking engagements, and (iv) managing his personal investments and affairs; provided that such activities do not, either individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities hereunder; create a conflict of interest; or violate any provision of this Agreement; and provided, further, that service on the board of any business entity must be approved in advance by the Board, which approval shall not be unreasonably withheld.

4.Place of Performance. During the Term, Executive’s primary office and principal workplace shall be the Corporate Office, except for necessary travel on the Company’s business. The Parties acknowledge and Executive agrees that Executive is expected to commute to the Corporate Office from his principal or secondary residence whether inside or outside of the metropolitan area or areas in which the Corporate Office is located.

5.Annual Base Salary. Beginning on the Execution Date and continuing prior to and during the Term, Executive shall receive a base salary at a rate not less than $1,700,000 per annum (the “Annual Base Salary”), paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any position in or directorship of a Company subsidiary or affiliate that Executive holds as part of Executive’s employment responsibilities under this Agreement. No less frequently than annually during the Term, the Committee shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6.Bonus. During the Term, except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day (the “Bonus Year”), Executive shall be eligible to receive a bonus with a target amount not less than 250% of Executive’s Annual Base Salary (the “Target Bonus”), with greater or lesser amounts (including zero) paid for performance attainment above and below target-level performance attainment (such greater and lesser amounts to be determined by a formula established by the Committee for each year when it establishes the targets and performance criteria for such year), with the actual bonus payout depending on the achievement of levels of performance for that year (the “Bonus”) pursuant to, and as set forth in, the terms of the Company’s Executive Bonus Plan as it may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its reasonable and good faith discretion, with such bonuses being paid on or before March 15 of the calendar year next following the Bonus Year; provided that Executive’s target bonus opportunity for fiscal year 2022 shall be equal to the sum of (i) his target bonus opportunity prior to the Execution Date (i.e., $2,000,000) multiplied by a fraction, the numerator of which is the number of days elapsed in 2022 through the date immediately preceding the Execution Date (i.e., 262) and the denominator of which is 365, plus (ii) his target bonus opportunity from and following the Execution Date (i.e., $4,250,000) multiplied by a fraction, the numerator of which is the number of days remaining in 2022 from and including the Execution Date (i.e., 103) and the denominator of which is 365; provided, further, if Executive’s Annual Base Salary is increased in any fiscal year during the Term after such performance criteria are established, Executive’s “Annual Base Salary” for such fiscal year for purposes of this Section 6 shall instead be equal to the sum of (x) Executive’s rate of Annual Base Salary prior to such increase multiplied by a fraction, the numerator of which is the number of days elapsed in the calendar year prior to the effective date of such increase and the denominator of which is the total number of days in such calendar year, and (y) Executive’s rate of Annual Base Salary following such increase multiplied by a fraction, the numerator of which is the number of days elapsed in the calendar year following the effective date of such increase (including the effective date of such increase) and the denominator of which is the total number of days in such calendar year. The performance criteria for each such fiscal year shall be established by the Committee after consultation with Executive no later than ninety (90) calendar days after the commencement of such fiscal year.

7.Equity Incentive Awards. For purposes of this Agreement, the term “Agreement Option Award” shall mean a stock option award granted on or after October 19, 2021. During the Term, Agreement Option Awards shall be granted pursuant to an award agreement substantially in the form attached as Exhibit A hereto and shall have a per-share exercise price equal to the fair market value of a share of Company common stock on the date of grant. Executive shall also retain his rights to all outstanding stock option awards granted to him by the Company prior to October 19, 2021 (the “Prior Option Awards”) and Agreement Option Awards granted prior to the date of this Agreement. Beginning in 2023, Executive shall annually (at the time the Company grants annual awards to other executives) be granted by the Company an Agreement Option Award with a grant date fair value commensurate with awards for his position and, in any event, at least equal to $17,000,000. On September 22, 2022, the Company shall grant Executive a promotional Agreement Option Award with a grant date fair value of $2,000,000, which promotional Agreement Option Award shall cliff vest on the third anniversary of the Execution Date, subject to Executive’s continued employment with the Company or service on the Board of Directors through such date, except as otherwise set forth in the applicable award agreement. The grant date fair value of an Agreement Option Award shall be the product of (i) the number of shares of common stock of the Company subject to the applicable Agreement Option Award, multiplied by (ii) the per-share value of such Agreement Option Award, which shall be calculated pursuant to the Black-Scholes option valuation methodology based on assumptions consistent with those used to value option awards granted to other senior executives of the Company.

8.Benefits. During the Term, Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its other senior executives in accordance with the plans, practices and programs of the Company, as amended and in effect from time to time. In addition, Executive shall have the right during the Term to use the Company’s jet aircraft for personal purposes for up to one hundred (100) flight hours per calendar year (without carryover), provided that such aircraft has not already been scheduled for use for Company business. The Company will report taxable income to Executive in respect of personal use of such aircraft as required by law.

9.Expenses.

(a)The Company shall promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company. Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.

(b)The Company will, not later than thirty (30) calendar days after presentation of an invoice for fees and charges together with customary supporting documentation, reimburse Executive for his legal fees and other charges that he incurs in connection with the drafting, negotiation and implementation of this Agreement and any related documentation, in an amount not to exceed $50,000.

10.Vacations. During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time, provided that, in no event shall Executive be entitled to less than four (4) weeks of paid vacation per calendar year. Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

11.Termination.

(a)Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i)Death. Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii)Disability. If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the fourteenth (14th) calendar day after delivery of such notice to Executive; provided that, within the fourteen (14) calendar days after such delivery, Executive shall not have returned to full time performance of Executive’s duties. Executive may provide notice to the Company of Executive’s resignation on account of a Disability at any time.

(iii)Cause. The Company may terminate Executive’s employment hereunder for Cause effective immediately upon delivery of notice to Executive, after complying with any procedural requirements set forth in Section 1(e).

(iv)Good Reason. Executive may terminate Executive’s employment herein with Good Reason upon satisfaction of any advance notice and other procedural requirements set forth in Section 1(o), provided that, in order to terminate with Good Reason, such termination must occur within sixty (60) days following the Company’s thirty (30)‑day period to retract and/or rectify the claimed Good Reason.

(v)Without Cause. The Company may terminate Executive’s employment hereunder without Cause upon at least thirty (30) calendar days’ advance written notice to Executive.

(vi)Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason upon at least thirty (30) calendar days’ advance written notice to the Company.

(vii)Expiration of Term. Executive’s employment with the Company shall terminate automatically upon the expiration of the Term, provided that if the Term expires as a result of Executive’s refusal to extend the Term on terms and conditions substantially similar to those provided herein, then such termination shall be treated as a resignation without Good Reason for all purposes hereunder.

(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 11 (other than pursuant to Section 11(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other Party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination (provided, that, any failure to set forth specific facts and circumstances shall not negate a Good Reason termination so long as any advance notice and other procedural requirements set forth in Section 1(o) are satisfied), which notice shall be delivered within the applicable time periods set forth in subsections 11(a)(ii)-(vi) (the “Notice Period”); provided that the Company may earlier terminate Executive’s employment during such Notice Period and pay to Executive all Annual Base Salary, benefits and other rights due to Executive under this Agreement during such Notice Period (as if Executive continued employment) instead of employing Executive during such Notice Period.

(c)Resignation from Representational Capacities. Executive hereby acknowledges and agrees that upon Executive’s termination of employment with the Company for whatever reason (including, without limitation, upon expiration of the Term pursuant to

Section 12(f)), Executive shall be deemed to have, and shall have in fact, effectively resigned from all executive, director, offices, or other positions with the Company or its affiliates at the time of such termination of employment (including, without limitation, as a member of the Board), and, as soon as reasonably practicable thereafter, shall return all property owned by the Company and in Executive’s possession, including all hardware, files and documents, at that time. Nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing copies of benefits plans and programs in which he retains an interest or other documents relating to his personal entitlements and obligations, his desk calendars, his rolodex, and the like, or such other records and documents as may reasonably be approved by the Company.

(d)Termination in Connection with Change in Control. If (i) Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason upon, within thirty (30) calendar days before, or within twelve (12) months after, a Change in Control, or prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, such termination shall be deemed to have occurred immediately before such Change in Control for purposes of Section 12(b)(A) of this Agreement, or (ii) Executive’s employment terminates for any reason at the end of the Term following the delivery or deemed delivery to Executive of a Non-renewal Notice upon, within thirty (30) calendar days before, or within twelve (12) months after, a Change in Control, or prior to a Change in Control at the request of such a prospective purchaser, such termination shall be deemed to be by the Company without Cause and shall be deemed to have occurred immediately before such Change in Control for purposes of Section 12(b)(A) of this Agreement.

12.Termination Pay.

(a)Effective upon the termination of Executive’s employment, the Company will be obligated to pay Executive (or, in the event of Executive’s death, Executive’s designated beneficiary as defined below) only such compensation as is provided in this Section 12, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan and the award agreements applicable thereunder). For purposes of this Section 12, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(b)Termination by Executive with Good Reason or by Company without Cause. If prior to expiration of the Term, Executive terminates his employment with Good Reason, or if the Company terminates Executive’s employment other than for Cause and other than for death or Disability, Executive will be entitled to receive from the Company: (i) all Annual Base Salary earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination and all accrued but unused vacation days at his per-business-day rate of Annual Base Salary in effect as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than ten (10) business days following the Date of Termination; (ii) all expenses incurred by Executive through the Date of Termination that are reimbursable in accordance with Section 9, which amount shall be paid in cash within thirty (30) calendar days after the submission by Executive of receipts; and (iii) all Bonuses earned for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than sixty (60) calendar days following the Date of Termination (such amounts in clauses (i), (ii) and (iii) together, the “Accrued Obligations”). If Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke the Release (as defined in Section 12(h)) within sixty (60) calendar days following the Date of Termination, Executive shall also be entitled to receive from the Company the following payments and benefits in consideration for Executive abiding by the obligations set forth in Sections 14, 15 and 16:

(A)an amount equal to 2.5 times the sum of Executive’s (x) Annual Base Salary and (y) Target Bonus for the calendar year in which the Date of Termination occurs, which amount shall (subject to Section 33(a)) be paid in substantially equal installments in accordance with the Company’s normal payroll practices in effect from time to time commencing with the first payroll date more than sixty (60) calendar days following the Date of Termination and ending twenty-four (24) months and sixty (60) days following the Date of Termination; provided that, if a Change in Control occurs during the twenty-four (24) month period after the Date of Termination (or is deemed pursuant to Section 11(d) to have occurred immediately after such Date of Termination) and such Change in Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change in Control;

(B)a Pro-Rata Bonus payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company (but in no event later than March 15 of the year following the year to which the Pro-Rata Bonus relates);

(C)a lump sum payment (in an amount net of any taxes deducted and other required withholdings) equal to thirty (30) times the monthly cost (as of the Date of Termination) for Executive to receive continued coverage under COBRA for health, dental and vision benefits then being provided for Executive at the Company’s cost on the Date of Termination. This amount will be paid on the first payroll date immediately following the thirty (30)-calendar-

day anniversary of the Date of Termination and will not take into account increases in coverage costs after the Date of Termination;

(D)each Agreement Option Award and each Prior Option Award held by Executive shall vest and become exercisable to the extent provided in the award agreement applicable to each such award; and

(E)provide for up to twelve (12) months, or until Executive obtains new employment if sooner, executive-level outplacement services (which provides as part of the outplacement services the use of an office and secretarial support as near as reasonably practicable to Executive’s residence).

(c)No Mitigation. Executive shall not be required to mitigate the amount of any payments provided in this Section 12 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 12 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Executive from any other source at any time before or after the Date of Termination.

(d)Termination by Executive without Good Reason or by Company for Cause. If, prior to the expiration of the Term, Executive terminates Executive’s employment without Good Reason or if the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive the Accrued Obligations at the times set forth in Sections 12(b)(i), (ii) and (iii), respectively, and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this Section 12(d) or Section 12(g) below. In addition, if Executive’s employment is terminated by the Company for Cause, all or any portion of each Agreement Option Award held by Executive, whether vested or unvested, exercisable or unexercisable, shall be immediately cancelled and forfeited as of the Date of Termination. Notwithstanding anything in this Agreement to the contrary or the post-termination vesting period specified in the applicable award agreement, in the event of the termination of Executive’s employment by the Company for Cause, any outstanding Prior Option Awards that are vested at such time shall remain exercisable for six (6) months following the Date of Termination (but in no event later than the final expiration date specified in the applicable award agreement). For the avoidance of doubt, for purposes of the Prior Option Awards, the term “Cause” shall have the meaning set forth in this Agreement.

(e)Termination upon Disability or Death. If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 11(a)(ii)) or death (pursuant to Section 11(a)(i)), the Company shall pay to Executive or Executive’s estate (as applicable) (I) the Accrued Obligations at the times set forth in Sections 12(b)(i), (ii) and (iii), respectively, and (II) a Pro-Rata Bonus payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company (but in no event later than March 15 of the year following the year to which the Pro-Rata Bonus relates). In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall (subject to Section 33(a)) make interim payments to Executive equal to such unpaid disability insurance payments until the commencement of disability insurance payments. In addition, each Agreement Option Award and each Prior Option Award held by Executive shall vest and become exercisable to the extent provided in the award agreement applicable to each such award.

(f)Expiration of Term. If not terminated earlier, Executive’s employment with the Company shall terminate automatically upon the expiration of the Term, and the Company shall pay to Executive the Accrued Obligations at the times set forth in Section 12(b)(i), (ii) and (iii). In addition, (i) if Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke the Release within sixty (60) calendar days following the Date of Termination, Executive shall receive a Pro-Rata Bonus for the calendar year in which the Date of Termination occurs, payable at the time bonuses granted for the year in which the Date of Termination occurs are paid to other senior executives of the Company (but in no event later than March 15 of the year following the year to which the Pro-Rata Bonus relates); and (ii) each Agreement Option Award and each Prior Option Award held by Executive shall vest and become exercisable to the extent provided in the award agreement applicable to each such award.

(g)Benefits on Any Termination. On any termination of Executive’s employment hereunder, he shall be entitled to other or additional benefits in accordance with the then applicable terms of applicable plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates (excluding any such plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates providing for severance payments and/or benefits) (collectively, “Company Arrangements”).

(h)Conditions to Payments. Any and all amounts payable and benefits or additional rights provided pursuant to this Section 12 shall be paid only if Executive signs and delivers to the Company and does not (within the applicable revocation period) revoke a general release of claims in favor of the Company, its affiliates, and their respective successors, assigns, officers, directors and representatives in substantially the form attached hereto as Exhibit B hereto (the “Release”) within no later than sixty (60) calendar days following the Date of Termination. If Executive does not timely sign and deliver such Release to the Company, or if Executive timely revokes such Release, Executive hereby acknowledges and agrees that he shall forfeit any and all right to any and all amounts payable and benefits or additional rights provided pursuant to this Section 12.

(i)Other Incentive Equity Awards. To the extent that at the time of Executive’s termination of employment hereunder, Executive holds incentive equity awards granted on or after the Execution Date by the Company or a successor-in-interest that are not Prior Option Awards or Agreement Option Awards, such incentive equity awards shall be treated in a manner that is substantially equivalent to the treatment of the Agreement Option Awards.

(j)Survival. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties under this Agreement shall survive any termination of Executive’s employment.

13.Excess Parachute Payment.

(a)Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below).

(b)The determination of whether the Total Payments shall be reduced as provided in Section 13(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the ten (10) largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two (2) business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within ten (10) business days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive. If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 13(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by Executive and the

Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

(c)If, notwithstanding any reduction described in this Section 13, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount.” The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 13, Executive shall pay the Excise Tax.

(d)Notwithstanding any other provision of this Section 13, if (i) there is a reduction in the Total Payments as described in this Section 13, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 13 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

(e)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

14.Competition/Confidentiality.

(a)Acknowledgments by Executive. Executive acknowledges that: (i) on and following the Employment Effective Date and through the Term and as a part of Executive’s employment, Executive has been and will be afforded access to Confidential Information (as defined below); (ii) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (iii) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Executive; and (iv) the provisions of this Section 14 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all inventions and works made or created by Executive.

(b)Confidential Information.

(i)Executive acknowledges that on and following the Employment Effective Date and through the Term Executive has had and will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence. Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following confidential or proprietary information relating to the Company learned by Executive on and following the Employment Effective Date and through the Term or as a result of Executive’s employment with the Company:

(A)information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(B)the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)any trade secret or confidential information of or concerning any business operation or business relationship;

(D)computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)information concerning the Company’s employees, officers, directors and shareholders; and

(G)any other trade secret or information of a confidential or proprietary nature.

(iii)Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at the Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within his possession or control that contain any Confidential Information.

(iv)Notwithstanding the foregoing, Confidential Information shall not include information that has come within the public domain (or is widely known within the Company’s industry) through no fault of or action by Executive or that has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligations that such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public (or within the Company’s industry) other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information. Further, nothing herein shall prohibit Executive from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act). Notwithstanding the foregoing, Executive shall be permitted to disclose Confidential Information (A) if required by court order or subpoena, (B) if requested by a governmental or regulatory investigation, (C) to Executive’s immediate family or tax and financial advisors, subject to their abiding by the provisions set forth in this Section 14, which shall be applicable to them to the same extent as to Executive or (D) pursuant to any legal proceeding between Executive and the Company or any of its affiliates.

(v)Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties to the Company at home or while traveling, or except as otherwise specifically authorized by the Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment by either Party, or upon the request of the Company on and following the Transition Effective Date and through the Term, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

15.Proprietary Developments.

(a)Developments. Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment which may directly or indirectly be useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Employment Effective Date. Executive hereby transfers and assigns to the Company all proprietary rights that Executive may have or acquire in any Developments and Executive waives any other special right which Executive may have or accrue therein. Executive will execute any documents and take any actions that may be required, in the reasonable determination of the Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to the Company with respect to such Developments as are to be the Company’s exclusive property or to vest in the Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by the Company. The Parties agree that Developments shall constitute Confidential Information.

(b)Work Made for Hire. Any work performed by Executive during Executive’s employment with the Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

16.Non-Competition and Non-Interference.

(a)Acknowledgments by Executive. Executive acknowledges and agrees that: (i) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company competes with other businesses that are or could be located in any part of the world; (iii) the provisions of this Section 16 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living; and (iv) the Company has agreed to provide the severance and other benefits set forth in Section 12, other than the Accrued Obligations, in consideration for Executive’s abiding by the obligations under this Section 16 and but for Executive’s agreement to comply with such obligations, the Company would not have agreed to provide such severance and other benefits.

(b)Covenants of Executive. For purposes of this Section 16, the term “Restricted Period” shall mean the period commencing on the Transition Effective Date and terminating on the second annual anniversary of the Date of Termination; provided that the “Restricted Period” shall be tolled and extended with respect to a specific covenant for any period of time during which Executive is found to be in violation of such covenant set forth in this Section 16(b). In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company:

(i)in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (as defined below); serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his employment with the Company). A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business, directly or indirectly through any entity controlling, controlled by or under common control with such business, offers, provides, markets or sells any service or product of a type that is offered or marketed by or competitive with a service or product offered or marketed by the Company at the time Executive’s employment terminates or is being planned to be offered or marketed by the Company with Executive’s participation, or who or which in any case is preparing or planning to do so. To appropriately take account of the highly competitive nature of the Company’s business, the Parties agree that any business engaged in any of the activities set forth on Schedule 1 shall be deemed to be a “Competitive Business.” The provisions of this Section 16 shall not be construed or applied so as to prohibit Executive from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment;

(ii)contact, solicit or provide any service in connection with any Competitive Business to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Executive’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any Competitive Business, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii)solicit, recruit or hire for employment or provision of consulting services any person or persons who are employed by the Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the Date of Termination, or otherwise interfere with the relationship between any such person and the Company; nor will Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees, nor shall it prohibit Executive from providing a personal reference for the person or persons described in this subsection in response to a request for such a personal reference or from placing a general advertisement for employees that is not specifically focused upon employees of the Company.

(c)If Executive violates any covenant contained in this Section 16, then the term of such covenant shall be extended by the period of time Executive was in violation of the same.

(d)Provisions Pertaining to the Covenants. Executive recognizes that the existing business of the Company extends to various locations and areas throughout the United States and will extend hereafter to other countries and territories and agrees that the scope of this Section 16 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates. It is agreed that Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of Executive’s breach of this Section 16, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder. If any provision of Section 14, 15 or 16 is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the Parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant the Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances. The Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or by the Company’s failure to exercise any of its rights under any such agreement.

(e)Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be not required to notify the Company that such reports or disclosures have been made.

(f)Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(g)Notices. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

(h)Injunctive Relief and Additional Remedy. Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 14, 15 and 16) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section 16 or any other remedies of the Company, in the event of a determination by a court of competent jurisdiction, as to which no further appeal can be taken or as to which the time to appeal has expired, that, during the Term or during the Restricted Period, Executive has willfully breached a material obligation under Section 14, 15 or 16, (i) the Company will have the right to cease making any payments otherwise due to Executive under this Agreement and (ii) Executive will repay to the Company on an after-tax basis all amounts paid to him under this Agreement on and following the date that such breach first occurred (as determined by the court), including but not limited to the return of any stock and options (and stock purchased through the exercise of options) that first became vested following such date, and the proceeds of the sale of any such stock. Notwithstanding the foregoing, if Executive’s breach of a material obligation under Section 14, 15 or 16 is curable, prior to seeking the remedies contemplated by the immediately preceding sentence, the Company shall provide Executive written notice of such breach and Executive shall be given ten (10) business days from receipt of such written notice to cure; provided that if Executive cures such breach and then breaches again, no further opportunity to cure shall be provided.

(i)Covenants of Sections 14, 15 and 16 are Essential and Independent Covenants. The covenants by Executive in Sections 14, 15 and 16 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive. The Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. Executive’s covenants in Sections 14, 15 and 16 are independent covenants and the existence of any claim by Executive against the Company, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Section 14, 15 or 16. If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 14, 15 and 16. The Company’s right to enforce the covenants in Sections 14, 15 and 16 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Section 14, 15 or 16, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 14, 15 and 16. For the avoidance of doubt, the terms of Sections 14, 15 and 16 shall survive the expiration of the Term.

17.Representations and Further Agreements.

(a)Executive represents, warrants and covenants to the Company that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

(b)During Executive’s employment with the Company and subsequent to the cessation thereof, Executive will reasonably cooperate with Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters. Executive shall reasonably cooperate with the Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or prior to the execution of this Agreement. This shall include without limitation executing, acknowledging, and delivering to the Company all documents or papers that may be necessary to enable the Company to publish or protect such intellectual property rights. Subsequent to the cessation of Executive’s employment with the Company, the Parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner so as not to unreasonably interfere with any other employment in which Executive may then be engaged or any significant personal commitments. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. If the Company requires Executive to travel outside the metropolitan area in the United States where Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so; provided that Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not complete and truthful or to cooperate against his own legal interests.

(c)The Company represents and warrants that (i) it is fully authorized by action of the Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound, and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

18.Mutual Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other Party which is intended or reasonably likely to disparage the other Party, or otherwise degrade the other Party’s reputation in the business or legal community or in the telecommunications industry. This provision shall not be applicable to truthful testimony or communication in connection with any legal proceeding or governmental or regulatory investigation or to any statements made to correct any false or misleading statements made about one Party by the other Party.

19.Foreign Corrupt Practices Act. Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this Section 19 shall be imposed upon such person and included in any agreement between Executive and any such person. A material violation by Executive of the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause in accordance with Section 11(a)(iii).

20.Purchases and Sales of the Company’s Securities. Executive has read and agrees to comply in all respects with the Company’s Policy Regarding the Purchase and Sale of the Company’s Securities by Employees (the “Policy”), as the Policy may be amended from time to time. Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

21.Indemnification. Executive shall be covered under the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws in effect from time to time on terms and conditions no less favorable to him than those provided to senior executives of the Company generally. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until at least the sixth anniversary of the Date of Termination, providing coverage to Executive that is no less favorable to him in any respect (including with respect to scope, exclusions, amounts, and deductibles)

than the coverage then being provided to any other present or former senior executives or directors of the Company generally.

22.Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation, and other withholding amounts authorized by Executive.

23.Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; (b) on the date of transmission, if delivered by confirmed facsimile; (c) three (3) calendar days after being sent via U.S. certified mail, return receipt requested; or (d) the calendar day after being sent via overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:	Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902
Attention: General Counsel
Facsimile: (203) 564-1377
If to Executive, to the home address and facsimile number of Executive most recently on file in the records of the Company.

Either Party may change the address to which notices, requests, demands and other communications to such Party shall be delivered personally or mailed by giving written notice to the other Party in the manner described above.

24.Binding Effect. This Agreement shall be for the benefit of and binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

25.Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to its specific subject matter and supersedes any prior oral and written communications, agreements and understandings among the Parties concerning the specific subject matter hereof, including, without limitation, the Prior Employment Agreement. This Agreement may not be modified, amended, altered, waived or rescinded in any manner, except by written instrument signed by both of the Parties hereto that expressly refers to the provision of this Agreement that is being modified, amended, altered, waived or rescinded; provided, however, that the waiver by either Party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

26.Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement; provided that the provisions held illegal, invalid or unenforceable do not reflect or manifest a fundamental benefit bargained for by a Party hereto.

27.Assignment. Without limitation of Executive’s right to terminate for Good Reason under Section 11(a)(iv), this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning Executive’s spouse and lineal descendants). This Agreement shall be binding in all respects on permissible assignees.

28.Notification. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

29.Choice of Law/Jurisdiction. This Agreement is deemed to be accepted and entered into in Delaware. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the Parties, shall be governed by the laws of the State of Delaware without giving effect to its rules governing conflicts of laws. With respect to orders in aid or enforcement of arbitration awards and injunctive relief, venue and jurisdiction are proper in any county in Delaware, and (if federal jurisdiction exists) any United States District Court in Delaware, and the Parties waive all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

30.Arbitration. Any claim or dispute between the Parties arising out of or relating to this Agreement, any other agreement between the Parties, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 16(g) with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Wilmington, Delaware, before a panel of three arbitrators in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association and this Section 30. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Pending the resolution of any Covered Claim, Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. The Company shall reimburse Executive for all costs and expenses (including, without limitation, legal, tax and accounting fees) incurred by him in any arbitration under this Section 30, to the extent he substantially prevails in any such arbitration.

31.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

32.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

33.Section 409A Compliance.

(a)This Agreement is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. In the event that the Parties determine in good faith that this Agreement is not in compliance with Section 409A of the Code, they shall use reasonable efforts to modify or amend this Agreement to comply while endeavoring to maintain its intended economic benefits. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Executive under Section 409A of the Code, be delayed for six (6) months after Executive’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Executive dies during the six (6)-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) calendar days after the date of Executive’s death.

(b)For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

CHARTER COMMUNICATIONS, INC.
By:	/s/ Paul Marchand
Name:	Paul Marchand
Title:	Executive Vice President, Chief
Human Resources Officer

EXECUTIVE
By:	/s/ Christopher L. Winfrey
Christopher L. Winfrey

SCHEDULE 1
COMPETITIVE BUSINESS ACTIVITIES

A.The distribution of video programming to consumer or commercial customers or users on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), and by any distribution platform (including broadcast, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet), method (streaming, download, application or other) or protocol (IP or other). Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive video programming distribution as of the date hereof: Alphabet Inc. (including Google Fiber, YouTube and YouTube TV); Altice USA, Inc.; Amazon.com, Inc. (including Amazon Prime); Apple Inc. (including Apple TV+); AT&T Inc. (including AT&T TV and HBO Max); Cable One, Inc.; Cincinnati Bell Inc. (including Hawaiian Telecom); Comcast Corporation (including Peacock); Cox Communications, Inc.; DIRECTV; DISH Network Corporation; EchoStar Corporation (including Sling Media and Sling TV); Endeavor Streaming; Fox Corporation; Frontier Communications Parent, Inc.; Grande Communications Networks, LLC; Lumen Technologies, Inc.; Mediacom Communications Corporation; Meta Platforms, Inc.; Microsoft Corporation (including Xbox); Netflix, Inc.; Paramount Global (including Paramount+ and Pluto TV); Philo; Public Broadcasting Service and its broadcast affiliates; RCN Telecom Services, LLC; Redbox Entertainment Inc.; Roku, Inc.; Sony Corporation of America (including PlayStation); Starz; Showtime Anytime; The Walt Disney Company (including ABC, Disney+ and Hulu); T-Mobile US, Inc.; TiVo Corporation.; Verizon Communications, Inc.; VUDU, Inc.; Walmart Inc.; and WideOpenWest, Inc.

B.The provision of Internet access or portal service (including related applications and services) to consumer or commercial customers or users, on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), and by any distribution platform (including dial-up, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite and wireless) or protocol (IP or other). Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive high-speed Internet access and/or portal service as of the date hereof: Alphabet Inc. (including Google Fiber); Altice USA, Inc.; AT&T Inc.; Cable One, Inc.; Cincinnati Bell Inc. (including Hawaiian Telecom); Comcast Corporation; Cox Communications, Inc.; DIRECTV; DISH Network Corporation; EchoStar Corporation (including Sling Media); Frontier Communications Parent, Inc.; Lumen Technologies, Inc.; Mediacom Communications Corporation; Microsoft Corporation (including MSN); RCN Telecom Services, LLC; T-Mobile US, Inc.; Verizon Communications, Inc. (including AOL); Windstream Holdings, Inc.; and WideOpenWest, Inc.

C.The provision of voice and/or data service or transport to consumer or commercial customers or users, on a retail or wholesale business, whether by analog or digital technology, by any distribution platform (including coaxial cable, fiber optic cable, digital subscriber line, power
1

line, satellite, wireless and Internet) or protocol (IP or other). Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive voice and/or data service or transport as of the date hereof: Allstream Inc.; Altice USA, Inc.; AT&T Inc.; Cincinnati Bell Inc. (including Hawaiian Telecom); Comcast Corporation; Cox Communications, Inc.; DIRECTV; DISH Network Corporation; EarthLink Holdings Corp.; EchoStar Corporation (including Sling Media); Frontier Communications Parent, Inc.; Fusion Cloud Services, LLC; Alphabet Inc. (including Google Fiber and Google Voice); Lumen Technologies, Inc.; Lumos Networks Corp.; magicJack; Microsoft Corporation (including Skype); Ooma, Inc.; RCN Telecom Services, LLC; T-Mobile US, Inc.; Verizon Communications, Inc.; Vonage Holdings Corp.; WideOpenWest, Inc.; Windstream Holdings, Inc.; and Zayo Group Holdings, Inc.

D.The provision of wireless communications services to consumer or commercial customers or users, on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other) and by any technology or protocol (IP or other). Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successor and assigns, are among those engaged in the provision of competitive wireless service as of the date hereof: AT&T Inc.; Boingo Wireless, Inc.; DISH Network Corporation; T-Mobile US, Inc. (including Metro); Verizon Communications, Inc.; and Windstream Holdings, Inc.

E.The sale of other provision of advertising to commercial customers, directly or indirectly through representation groups, cooperatives or otherwise, on a retail or wholesale basis, for distribution by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), by any distribution platform (including broadcast, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet), method (streaming, download, application or other) or protocol (IP or other). Executive agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in such competitive activities as of the date hereof; Alphabet Inc. (including YouTube); Altice USA, Inc.; Apple, Inc.; AT&T Inc.; Comcast Corporation; Cox Communications, Inc.; DIRECTV; DISH Network Corporation; EchoStar Corporation (including Sling Media); Meta Platforms, Inc.; Microsoft Corporation (including MSN); RCN Telecom Services, LLC; Verizon Communications, Inc. (including AOL); Viamedia, Inc.; and WideOpenWest, Inc.

[End of Schedule 1]

2

EXHIBIT A OPTION AWARD AGREEMENT

EXECUTIVE NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of <Grant Date> (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and Christopher L. Winfrey (the “Optionee”).

Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2019 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Nonqualified Stock Option Agreement (the “Agreement”).

The undersigned Optionee has been granted an Option to purchase Shares of Class A common stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	As provided in Section 4 of the Agreement.

Exercise Price per Share:	$<Grant Price>

Total Number of Shares under Option:	<Number of Awards Granted>

Exercise Expiration Date:	<Expiration Date>

(Such information as to exercise price, total number of options and exercise expiration date are also shown on the Optionee’s on-line grant account.)

Charter Communications, Inc.

__________________________________
Paul Marchand, EVP - Human Resources

I, the undersigned, agree to this grant of an Option to purchase Shares of the Company, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 25 of this Agreement. I further acknowledge receipt of the Plan and the prospectus for the Plan and consent to receive any and all communications, updates and amendments to the Plan or the prospectus, in the Company’s discretion, by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

____________________________________
Optionee

1.Grant of Option.

1.1The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Total Number of Shares under Option set forth above, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

1.2The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.3This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. This Agreement shall also be subject to the applicable provisions of Optionee’s amended and restated employment agreement with the Company, dated as of September 20, 2022 (the “Employment Agreement”).

2.Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the Exercise Price per Share set forth above.

3.Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”) and shall expire as of the tenth (10th) anniversary of the Grant Date (“Exercise Expiration Date”); provided, however, that the Option may be earlier or later terminated as provided under the terms of the Plan and this Agreement.

4.Vesting of Option.

4.1Vesting. Unless otherwise provided in this Agreement, 100% of the Option granted hereunder shall vest and become exercisable on the [September 20, 2025]1 [third anniversary of the Grant Date],2 subject to Optionee’s continued employment with the Company or service on the Board of Directors through such date. The right of purchase shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.

4.2Certain Terminations. Notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the Plan or this Agreement, upon the termination of employment of the Optionee:

(i)by the Company, or any of its Subsidiaries, for Cause, or by the Optionee without Good Reason, the unvested Option shall be cancelled and forfeited;

______________________
1 For promotional grant.
2 For annual grants.

(ii)as a result of the Optionee’s Retirement, or by the Company, or any of its Subsidiaries, without Cause or by the Optionee for Good Reason, then, subject to Sections 4.3 and 4.4 hereof: (A) all or any portion of the unvested Option that does not vest pursuant to Section 4.2(ii)(B) hereof shall be cancelled and forfeited; and (B) a pro-rata portion of the Option (based on the number of days of the vesting period that has elapsed as of such termination) shall vest on the eleventh (11th) day following the date of termination of employment; provided that (y) if, prior to or during the ten (10) day period following the termination of employment, the Company requests the Optionee to execute a general release of claims in a form provided by the Company (the “Release”) as a condition to such vesting (a “Request”), such vesting will occur on the date on which the Release is effective and no longer revocable by Optionee under applicable law in effect at the time; and (z) such vesting will not occur and the pro-rata portion of the Option subject to this Section 4.2(ii)(B) will be cancelled and forfeited if a Request has been made and either (I) the Optionee does not return a validly executed Release to the Company during the applicable period set forth in the Release or (II) the Optionee revokes a previously executed Release;

(iii)as a result of the Optionee’s Enhanced Retirement, then subject to Sections 4.3 and 4.4 hereof, any unvested Option shall continue to vest as if such termination of employment had not occurred; provided that (y) if, prior to or during the ten (10) day period following the termination of employment, the Company makes a Request, such continued vesting will not occur until the Release is effective and no longer revocable by Optionee under applicable law in effect at the time; and (z) such continued vesting will not occur and the portion of the Option subject to this Section 4.2(iii) will be cancelled and forfeited if a Request has been made and either (I) the Optionee does not return a validly executed Release to the Company during the applicable period set forth in the Release or (II) the Optionee revokes a previously executed Release;

(iv)as a result of the Optionee’s death or Disability, any unvested Option shall be vested in full on the date of death or Disability; or

(v)as a result of the expiration of the Term (as defined in the Employment Agreement) of the Employment Agreement, then subject to Sections 4.3 and 4.4 hereof, any unvested Option shall continue to vest as if such termination of employment had not occurred; provided that (y) if, prior to or during the ten (10) day period following the termination of employment, the Company makes a Request, such continued vesting will not occur until the Release is effective and no longer revocable by Optionee under applicable law in effect at the time; and (z) such continued vesting will not occur and the portion of the Option subject to this Section 4.2(v) will be cancelled and forfeited if a Request has been made and either (I) the Optionee does not return a validly executed Release to the Company during the applicable period set forth in the Release or (II) the Optionee revokes a previously executed Release.

4.3.Change in Control. Notwithstanding anything to the contrary set forth in Section 4.2 hereof, any employment agreement between the Optionee and the Company, the Plan or this Agreement, if, within thirty (30) days prior or twelve (12) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Optionee’s employment without Cause or the Optionee terminates his or her employment for Good Reason, the unvested Options shall immediately vest and become fully exercisable.

4.4.Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of all or any portion the Option at any time and for any reason.

5.Definitions. For purposes of this Agreement, the following terms shall have the following definitions. Unless otherwise provided herein, the terms defined in this Section 5 shall control over similar terms defined in the Plan.

5.1“Cause” shall have the meaning set forth in the Employment Agreement.

5.2“Change in Control” shall mean (a) in the case where there is an employment agreement in effect between the Company and the Optionee on the Grant Date that defines “change in control” (or words of like import), “change in control” as defined under such agreement or (b) in the case where there is no employment agreement in effect between the Company and the Optionee on the Grant Date that defines “change in control” (or words of like import), “change in control” as defined in the Plan.

5.3“Good Reason” shall have the meaning set forth in the Employment Agreement.

5.4“Exercise and Net Shares”, shall mean the exercise of an Option where, upon receipt of notice of exercise, the Company shall transfer to the Optionee the number of Shares as to which such exercise was effective, less a number of Shares having a Fair Market Value on the date of exercise equal to the sum of: (i) the full purchase price for the Shares in respect of which the Option is being exercised and (ii) Withholding Taxes due.

5.5“Retirement” means a termination of employment with the Company or a Subsidiary (i) after age 55, (ii) following five or more Years of Service, (iii) with the sum of the employee’s age and Years of Service equaling 70 or more, and (iv) following one or more Years of Service from the date of grant; provided, that subsection (ii) of this definition shall not apply if the employee otherwise met this definition as of the date hereof.

5.6“Enhanced Retirement” means a termination of employment with the Company or a Subsidiary (i) after age 60, (ii) following five or more Years of Service, and (iii) with the sum of the employee’s age and Years of Service equaling 70 or more.

5.7“Years of Service” means the number of years that the Optionee has been employed with the Company and shall include any years of service with an Affiliate or Subsidiary but only during such time as those entities have been Affiliates or Subsidiaries.

6.Manner of Exercise and Payment.

6.1Subject to the terms and conditions of this Agreement and the Plan, the vested portion of the Option may be exercised only through an Exercise and Net Shares transaction or in such other manner as may be permitted by the Committee in its discretion, by delivery of written notice in person, electronically or by mail to the Plan Administrator (or his or her designee). Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall: (i) deliver this Agreement to the Plan Administrator (or his or her designee) who shall endorse thereon a notation of such exercise, and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

6.2In the event the Committee permits an exercise other than an Exercise and Net Shares transaction, the notice of exercise described in Section 6.1 hereof shall be accompanied by: (a) the full purchase price for the Shares in respect of which the Option is being exercised, in cash, by check, by transferring Shares to the Company having a Fair Market Value on the date of exercise equal to the cash amount for which such Shares are substituted, or in such other manner as may be permitted by the Committee in its discretion, and (b) payment of the Withholding Taxes as provided by Section 14 of this Agreement, and in the manner as may be permitted by the Committee its discretion pursuant to Section 14 of this Agreement.

6.3Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to affect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

6.4Except as otherwise provided in Section 12, the Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until: (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

7.Arbitration.

7.1General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section 7.1 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of St. Louis, Missouri.

7.2Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Stamford, Connecticut. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

7.3Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

7.4Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. Each party shall bear its own costs, expenses, and attorneys’ fees.

7.5Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this

Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

8.Exercisability upon Termination of Employment.

Upon termination of the Optionee’s employment due to: (i) death or Disability, the vested portion of the Option shall continue to be exercisable in whole or in part until the Exercise Expiration Date; (ii) as a result of the Optionee’s Retirement, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for thirty-six (36) months after the date of such termination; (iii) as a result of the Optionee’s Enhanced Retirement, (x) any vested portion of the Option shall continue to be exercisable in whole or in part at any time for sixty (60) months after the date of such termination and (y) any portion of the Option that continues to vest pursuant to Section 4.2(iii) shall be exercisable in whole or in part at any time for sixty (60) months after the vesting date for such portion of the Option; or (iv) expiration of the Term of the Employment Agreement, the vested portion of the Option shall continue to be exercisable in whole or in part until the Exercise Expiration Date. If the employment of the Optionee is terminated for any other reason (other than termination for Cause, in which case both the vested and unvested portion of the Option shall be immediately forfeited), the vested portion of the Option shall continue to be exercisable in whole or in part at any time for six (6) months after the date of such termination. In no event shall any Option be exercisable in whole or in part after the Exercise Expiration Date.

9.Restrictive Covenants.

Sections 14, 15 and 16 of the Employment Agreement are incorporated by reference herein mutatis mutandis.

10.Nontransferability.

The Option shall not be transferable other than (a) by will or by the laws of descent and distribution or (b) to a Permitted Transferee. Any Permitted Transferee shall be subject to the terms of this Agreement to the same extent as the original Optionee, provided that (x) references to “Permitted Transferees” shall be understood to refer only to Permitted Transferees of the original Optionee and (y) the original Optionee (and not the Permitted Transferee) shall remain subject to all obligations under this Agreement, including without limitation those regarding the provision of services to the Company and its Affiliates and compliance with covenants concerning competition, solicitation, confidentiality, disparagement and similar obligations to the Company and its Affiliates. The Option shall be subject to forfeiture by the Permitted Transferee to the same extent as it is subject to forfeiture by the original Optionee had it not been transferred. During the lifetime of the Optionee (or, following transfer, the Permitted Transferee), the Option shall be exercisable only by the Optionee (or, following transfer, the Permitted Transferee).

11.No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, or any Subsidiary or Affiliate of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee’s employment or service at any time.

12.Adjustments.

12.1Change in Capitalization. In the event of a Change in Capitalization (as defined in the Plan), the Committee shall make appropriate and equitable adjustments to: (i) the number and class of Shares or other stock or securities subject to the Option; or (ii) the purchase price for such Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of the Plan and in good faith and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

12.2Dividends and Other Distributions. If the Company: (i) makes distributions (by dividend or otherwise); (ii) grants rights to purchase securities to existing shareholders as a group; or (iii) issues securities to existing shareholders as a group (other than pursuant to: (a) any equity awards granted under the Company’s equity incentive compensation plans; or (b) warrants issued with an exercise price equal to the Fair Market Value on the date of grant), in the case of clauses (ii) and (iii) at a price below Fair Market Value, and in each case of clauses (i), (ii) and (iii), (an “Extraordinary Distribution”), then to reflect such Extraordinary Distribution, this Option shall be adjusted to retain the pre-Extraordinary Distribution spread by decreasing the Exercise Price, in a manner consistent with Section 409A of the Code; provided that with respect to any vested portion of this Option, the Committee, in its sole discretion, may provide that, in lieu of such adjustment, the Optionee shall be entitled to receive the amount of, and the benefits and rights associated with, such Extraordinary Distribution in the same form and on the same terms as the Extraordinary Distribution paid or provided to the Company’s shareholders based upon the number of Shares underlying such vested portion of the Option. Any adjustment described in this Section 12.2 shall be implemented in accordance with, and to the extent permitted by, Treasury Regulation § 1.409A-1(b)(5)(v)(D).

13.Effect of a Merger, Consolidation or Liquidation.

Subject to the terms of the Plan and this Agreement, in the event of: (a) the liquidation or dissolution of the Company; or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Option shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) accelerate the vesting schedule with respect to the Option; (ii) arrange to have the surviving or successor entity assume the Option or grant replacement Option with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Option or its replacement represents the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Option had such exercise occurred in full prior to the Transaction; or (iii) cancel the Option upon the payment to the Optionee in cash of an amount that is equal to the Fair Market Value of the Shares subject to the Option or portion thereof over the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Transaction. The treatment of any Option as provided in this Section 13 shall be conclusively presumed to be appropriate for purposes of Section 10 of the Plan.

14.Withholding of Taxes.

At such times as the Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares, which Withholding Taxes may be paid via an Exercise and Net Shares transaction. The Company shall have the right to deduct from any payment to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election, which may be accepted or rejected in the discretion of the Company, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes. Notwithstanding the foregoing, the Company may, in its discretion, provide that an Optionee shall not be entitled to exercise his or her Option for which cash has not been provided by the Optionee with respect to the applicable Withholding Taxes, unless such Option is being exercised via an Exercise and Net Shares transaction.

15.Excise Tax Limitation.

Section 13 of the Employment Agreement (Excess Parachute Payment) is hereby incorporated by reference, mutatis mutandis.

16.Optionee Bound by the Plan.

The Optionee hereby acknowledges that the Optionee may receive a copy of the Plan upon request to the Plan Administrator and agrees to be bound by all the terms and provisions of the Plan.

17.Entire Agreement; Modification of Agreement.

This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, that Section 9.3 may be waived by the Company in its discretion at any time; and provided further, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely affect an Optionee shall only be effective pursuant to a written instrument executed by the parties hereto. Section 9 of this agreement shall supersede any similar provision or section of any award agreement in respect of equity securities of the Company previously executed by the Optionee.

18.Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

19.Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

20.Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators, successors.

21.Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

22.Acquired Rights.

The Optionee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Optionee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

23.Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

24.Compliance with Laws.

The issuance of the Option (and the Shares acquired upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of any Securities Laws and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

25.Company Recoupment.

The Optionee’s right to the Option granted hereunder and the Shares acquired upon exercise of the Option shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy (including the Charter Communications Compensation Recovery Policy, as amended from time to time), or other agreement or arrangement with the Optionee, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

EXHIBIT B

RELEASE

This Release of Claims (this “Release”) is entered into as of the “Date of Termination” (as defined in that certain Employment Agreement, dated as of September 20, 2022, to which Christopher L. Winfrey (“Executive”) and CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), are parties, as such agreement is from time to time amended in accordance with its terms (the “Employment Agreement”)).

1.Release of Claims by Executive.

(a)Pursuant to Section 12(h) of the Employment Agreement, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, events occurring on or before the date hereof relating to Executive’s employment or the termination of such employment (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable federal, state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1)any right arising under, or preserved by, this Release or the Employment Agreement;

(2)for avoidance of doubt, any right to indemnification under (i) applicable corporate law, (ii) the by-laws or certificate of incorporation of any Company Released Party, (iii) any other agreement between Executive and a Company Released Party or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

(3)for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group.

(b)No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 1 (each, individually, a “Proceeding”), and no Executive Releasor shall participate voluntarily in any Proceeding; provided, however, and subject to the immediately following sentence, nothing set forth herein is intended to or shall interfere with Executive’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Agreement prohibit Executive from cooperating with any such agency in its investigation. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(c)In the event any Proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Executive by the Company as a consequence of such Proceeding shall be repaid to the Company by Executive within ten (10) calendar days of his receipt thereof.

(d)The amounts and other benefits set forth in Section 12(b)(A)-(E) of the Employment Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for Executive’s execution and non-revocation of this Release and Executive’s agreements and covenants contained in the Employment Agreement. Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(e)The release of claims set forth in this Section 1 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses. Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

2.Voluntary Execution of Release.

BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

(a)HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(b)IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) CALENDAR DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c)HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH CALENDAR DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(d)THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e)THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 2(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f)HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g)NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE EMPLOYMENT AGREEMENT AND THIS RELEASE; AND

(h)HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE EMPLOYMENT AGREEMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

3.Miscellaneous.

The provisions of the Employment Agreement relating to representations, successors, notices, amendments/waivers, headings, severability, choice of law, references, arbitration and counterparts/faxed signatures, shall apply to this Release as if set fully forth in full herein, with references in such Sections to “this Agreement” being deemed, as appropriate, to be references to this Release. For avoidance of doubt, this Section 3 has been included in this Release solely for the purpose of avoiding the need to repeat herein the full text of the referenced provisions of the Employment Agreement.

IN WITNESS WHEREOF, Executive has acknowledged, executed and delivered this Release on the date indicated below.

Christopher L. Winfrey

Date:

B-4